Exhibit 99.1
Investor Contact: Larry P. Kromidas
 lpkromidas@olin.com
(618) 258-3206
 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER EARNINGS
WINCHESTER POSTS RECORD SECOND QUARTER
CHLOR ALKALI EARNINGS MORE THAN DOUBLE FROM FIRST QUARTER

Clayton, Mo., July 22, 2010- Olin Corporation (NYSE: OLN) announced today that its second quarter 2010 net income was $16.9 million, or $0.21 per diluted share, which compares to $27.8 million, or $0.36 per diluted share in the second quarter of 2009.  Sales in the second quarter of 2010 were $405.7 million, compared to $383.0 million in the second quarter of 2009.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Second quarter 2010 results in our Winchester and Chlor Alkali businesses improved compared to the first quarter of 2010.  These improvements were partially offset by a higher effective tax rate in the second quarter of 2010.  Winchester achieved the highest second quarter segment earnings in its history, and the second best quarterly earnings ever, reflecting the continuation of the stronger than normal demand that began in the fourth quarter of 2008.  In the second quarter of 2010, Winchester benefited from strong sales to commercial, military, and law enforcement customers.  Winchester’s second quarter 2010 segment earnings were $21.1 million compared to $19.1 million in the second quarter of 2009.

“Chlor Alkali second quarter 2010 segment earnings of $26.1 million more than doubled compared to the first quarter of 2010 and represented the third consecutive quarter of sequential earnings improvement.  Both ECU netbacks and product volumes improved from the first quarter of 2010.  Second quarter 2010 Chlor Alkali segment earnings included approximately $6 million of costs associated with second quarter planned outages at five manufacturing locations.  The second quarter 2010 Chlor Alkali operating rate was 83%, which was higher than both the first quarter 2010 rate of 75% and the second quarter 2009 rate of 70%.

“Second quarter 2010 earnings include $2.8 million of pretax recoveries from third parties of environmental costs incurred and expensed in prior periods.  However, second quarter 2010 earnings did not include the $2 million of favorable tax adjustments that were forecast as part of our second quarter earnings guidance.

“Third quarter 2010 net income is forecast to be in the $0.35 to $0.40 per diluted share range.  Third quarter 2010 Chlor Alkali segment earnings are expected to improve compared to the second quarter of 2010 reflecting continued improvement in pricing.  Earnings in the Winchester segment are expected to decline from the record third quarter 2009 levels, but are forecast to reflect strong seasonal demand.  Charges to income for environmental and remedial activities are expected to be comparable in the third quarter with the second quarter, after giving consideration to the second quarter recoveries.  Third quarter 2010 results are also forecast to include approximately $6 million of favorable adjustments to income tax expense.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment earnings consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the second quarter of 2010 were $258.0 million compared to $242.4 million in the second quarter of 2009.  Second quarter 2010 chlorine and caustic soda volumes increased 23% compared to the second quarter 2009 levels.  Volumes for potassium hydroxide increased 88% in the second quarter of 2010 compared to the second quarter of 2009 which primarily reflected a raw material supply disruption that impacted second quarter 2009 volumes.  Bleach volumes increased 19% during the second quarter of 2010 compared to the second quarter of 2009 and volumes for hydrochloric acid increased 21% compared to second quarter 2009 levels.  ECU netbacks in the second quarter of 2010 declined by 20% compared to the second quarter of 2009.  Freight costs included in the ECU netbacks in the second quarter of 2010 were comparable to the second quarter of 2009.  The cost savings from the increased pipeline shipments offset higher railroad freight rates.  The increased pipeline shipments are associated with the re-start of the St. Gabriel, Louisiana facility, which was idled during 2009 during a conversion and expansion project.  Second quarter 2010 Chlor Alkali segment earnings of $26.1 million declined compared to $47.6 million in the second quarter of 2009, due to lower prices, which more than offset higher volumes.

WINCHESTER

Winchester second quarter 2010 sales were $147.7 million compared to $140.6 million in the second quarter of 2009.  Second quarter 2010 military, international and law enforcement sales increased compared to the second quarter of 2009, but were partially offset by lower commercial sales in the quarter.  Winchester’s second quarter 2010 segment earnings were $21.1 million compared to $19.1 million in the second quarter of 2009.  The increase in segment earnings reflects the combination of lower manufacturing costs and improved pricing which offset a less favorable product mix and higher commodity costs.

CORPORATE AND OTHER COSTS

Pension income included in the second quarter 2010 Corporate and Other segment was $6.5 million, compared to $5.7 million in the second quarter of 2009.

Second quarter 2010 charges to income for environmental investigatory and remedial activities were $2.7 million, which includes the $2.8 million of pretax recoveries for costs incurred and expensed in prior periods.  Second quarter 2009 charges to income for environmental investigatory and remedial activities included $0.8 million of pretax recoveries for environmental costs incurred and expensed in prior periods.  Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $5.5 million in the second quarter of 2010 compared to $8.0 million in the second quarter of 2009.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the second quarter of 2010 increased $0.6 million compared to the second quarter of 2009, primarily due to higher stock based compensation costs resulting from higher mark-to-market adjustments, and higher legal and legal-related expenses.

DIVIDEND

On July 22, 2010, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on September 10, 2010 to shareholders of record at the close of business on August 10, 2010.  This is the 335th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, July 23rd.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Vice President and Chief Financial Officer; John L. McIntosh, Vice President and President Chlor Alkali Products Division; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 10 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A transcript of the conference call will be available on the website in the Investor section later in the day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies, including proposed legislation that would phase out the use of mercury in the manufacture of chlorine, caustic soda, and related products;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	continuing weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2010 - 12

Olin Corporation
Consolidated Statements of Income(a)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions, except per share amounts)	2010	2009	2010	2009

Sales	$405.7	$383.0	$767.7	$783.6
Operating Expenses:
Cost of Goods Sold	347.7	312.0	660.2	618.2
Selling and Administration	35.9	36.1	68.0	75.3
Other Operating Income(b)	—	0.2	2.3	5.7
Operating Income	22.1	35.1	41.8	95.8
Earnings of Non-consolidated Affiliates	9.0	11.0	11.2	25.8
Interest Expense(c)	6.2	1.7	13.1	3.3
Interest Income	0.2	0.3	0.4	0.8
Other Income	0.1	0.1	0.1	0.1
Income before Taxes	25.2	44.8	40.4	119.2
Income Tax Provision	8.3	17.0	9.4	44.7
Net Income	$16.9	$27.8	$31.0	$74.5
Net Income Per Common Share:
Basic	$0.21	$0.36	$0.39	$0.96
Diluted	$0.21	$0.36	$0.39	$0.96
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	79.0	78.1	78.9	77.8
Average Common Shares Outstanding - Diluted	79.8	78.1	79.6	77.8

(a)	Unaudited.
(b)
Other operating income for the six months ended June 30, 2010 and 2009 included $1.6 million and $0.9 million, respectively, of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.  Other operating income for the six months ended June 30, 2009 also included a $3.7 million gain on the sale of land.

(c)
Interest expense was reduced by capitalized interest of $0.3 million and $3.0 million for the three months ended June 30, 2010 and 2009, respectively, and $0.4 million and $5.5 million for the six months ended June 30, 2010 and 2009, respectively.

Olin Corporation
Segment Information(a)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions)	2010	2009	2010	2009
Sales:
Chlor Alkali Products	$258.0	$242.4	$488.6	$510.1
Winchester	147.7	140.6	279.1	273.5
Total Sales	$405.7	$383.0	$767.7	$783.6
Income before Taxes:
Chlor Alkali Products(b)	$26.1	$47.6	$36.7	$116.3
Winchester	21.1	19.1	40.6	36.1
Corporate/Other:
Pension Income(c)	6.5	5.7	11.2	10.5
Environmental Expense(d)	(2.7)	(7.2)	(0.7)	(12.0)
Other Corporate and Unallocated Costs	(19.9)	(19.3)	(37.1)	(35.0)
Other Operating Income(e)	—	0.2	2.3	5.7
Interest Expense(f)	(6.2)	(1.7)	(13.1)	(3.3)
Interest Income	0.2	0.3	0.4	0.8
Other Income	0.1	0.1	0.1	0.1
Income before Taxes	$25.2	$44.8	$40.4	$119.2

(a)	Unaudited.
(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments.  The earnings from non-consolidated affiliates were $9.0 million and $11.0 million for the three months ended June 30, 2010 and 2009, respectively, and $11.2 million and $25.8 million for the six months ended June 30, 2010 and 2009, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the six months ended June 30, 2010 included a charge of $1.3 million associated with an agreement to withdraw our Henderson, NV chlor alkali hourly workforce from a multi-employer defined benefit pension plan.

(d)
Environmental expense for the three months ended June 30, 2010 and 2009 included $2.8 million and $0.8 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.  Environmental expense for the six months ended June 30, 2010 and 2009 included $5.4 million and $0.8 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Other operating income for the six months ended June 30, 2010 and 2009 included $1.6 million and $0.9 million, respectively, of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.  Other operating income for the six months ended June 30, 2009 also included a $3.7 million gain on the sale of land.

(f)
Interest expense was reduced by capitalized interest of $0.3 million and $3.0 million for the three months ended June 30, 2010 and 2009, respectively, and $0.4 million and $5.5 million for the six months ended June 30, 2010 and 2009, respectively.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2010	2009	2009

Assets:
Cash & Cash Equivalents	$388.4	$458.5	$192.2
Accounts Receivable, Net	211.8	183.3	212.5
Income Taxes Receivable	15.7	19.4	6.9
Inventories	163.0	123.8	162.7
Current Deferred Income Taxes	50.4	50.5	61.6
Other Current Assets	10.8	24.8	10.3
Total Current Assets	840.1	860.3	646.2
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,027.5, $1,001.3 and $975.8)	683.9	695.4	683.5
Prepaid Pension Costs	24.6	5.0	—
Deferred Income Taxes	—	—	0.5
Other Assets	84.8	71.0	77.4
Goodwill	300.3	300.3	301.9
Total Assets	$1,933.7	$1,932.0	$1,709.5

Liabilities and Shareholders' Equity:
Accounts Payable	$111.7	$117.8	$115.6
Accrued Liabilities	189.2	193.1	197.0
Total Current Liabilities	300.9	310.9	312.6
Long-Term Debt	402.3	398.4	251.4
Accrued Pension Liability	54.3	56.6	35.0
Deferred Income Taxes	26.7	25.8	7.1
Other Liabilities	325.8	318.0	311.2
Total Liabilities	1,110.0	1,109.7	917.3
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 79.2 Shares (78.7 and 78.2 in 2009)	79.2	78.7	78.2
Additional Paid-In Capital	834.4	823.1	814.5
Accumulated Other Comprehensive Loss	(258.1)	(248.2)	(239.4)
Retained Earnings	168.2	168.7	138.9
Total Shareholders' Equity	823.7	822.3	792.2
Total Liabilities and Shareholders' Equity	$1,933.7	$1,932.0	$1,709.5

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2010	2009
Operating Activities:
Net Income	$31.0	$74.5
Earnings of Non-consolidated Affiliates	(11.2)	(25.8)
Gains on Disposition of Property, Plant and Equipment	(1.6)	(4.6)
Stock-Based Compensation	3.5	2.8
Depreciation and Amortization	43.2	33.4
Deferred Income Taxes	6.3	36.4
Qualified Pension Plan Contributions	(4.9)	(1.5)
Qualified Pension Plan Income	(12.3)	(10.9)
Common Stock Issued Under Employee Benefit Plans	0.7	1.2
Changes in:
Receivables	(28.5)	0.5
Income Taxes Receivable	3.7	(7.5)
Inventories	(39.2)	(31.3)
Other Current Assets	(3.3)	0.6
Accounts Payable and Accrued Liabilities	5.7	(47.0)
Other Assets	0.2	1.9
Other Noncurrent Liabilities	0.1	8.8
Other Operating Activities	0.3	(0.7)
Net Operating Activities	(6.3)	30.8
Investing Activities:
Capital Expenditures	(41.7)	(87.6)
Proceeds from Disposition of Property, Plant and Equipment	2.9	5.7
Distributions from Affiliated Companies, Net	0.3	14.1
Other Investing Activities	(1.4)	2.5
Net Investing Activities	(39.9)	(65.3)
Financing Activities:
Long Term Debt Borrowings	—	1.5
Issuance of Common Stock	5.1	9.8
Stock Options Exercised	2.4	—
Excess Tax Benefits from Stock Options Exercised	0.1	—
Dividends Paid	(31.5)	(31.1)
Net Financing Activities	(23.9)	(19.8)
Net Decrease in Cash and Cash Equivalents	(70.1)	(54.3)
Cash and Cash Equivalents, Beginning of Year	458.5	246.5
Cash and Cash Equivalents, End of Period	$388.4	$192.2

(a)	Unaudited.